Exhibit 10.9
VISTEON CORPORATION
DEFERRED COMPENSATION PLAN
(As amended and restated effective January 1, 2009)

VISTEON CORPORATION
DEFERRED COMPENSATION PLAN
          The Visteon Corporation Deferred Compensation Plan (the “Plan”) has been adopted to promote the best interests of Visteon Corporation (the “Company”) and the stockholders of the Company by attracting and retaining key management employees possessing a strong interest in the successful operation of the Company and its subsidiaries or affiliates and encouraging their continued loyalty, service and counsel to the Company and its subsidiaries or affiliates. The Plan was originally adopted effective July 1, 2000, and is amended and restated effective January 1, 2009, as set forth herein.

ARTICLE I. DEFINITIONS AND CONSTRUCTION
     Section 1.01. Definitions.
          The following terms have the meanings indicated below unless the context in which the term is used clearly indicates otherwise:
     (a) Account: The record keeping account maintained to record the interest of each Participant under the Plan. An Account is established for record keeping purposes only and not to reflect the physical segregation of assets on the Participant’s behalf, and may consist of such subaccounts or balances as the Committee may determine to be necessary or appropriate.
     (b) Affiliate: A person or legal entity that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control, with the Company, within the meaning of Code Sections 414(b) and (c); provided that Code Sections 414(b) and (c) shall be applied by substituting “at least fifty percent (50%)” for “at least eighty percent (80%)” each place it appears therein.
     (c) Beneficiary: The person or entity designated by a Participant to be his beneficiary for purposes of this Plan (subject to such limitations as to the classes and number of beneficiaries and contingent beneficiaries and such other limitations as the Committee may prescribe). A Participant’s designation of Beneficiary shall be valid and in effect only if a properly executed designation, in such form as the Committee shall prescribe, is filed and received by the Committee or its delegate prior to the Participant’s death. If a Participant designates his or her spouse as Beneficiary, such designation automatically shall become null and void on the date of the Participant’s divorce or legal separation from such spouse. If a valid designation of Beneficiary is not in effect at the time of the Participant’s death, the Participant’s surviving spouse, or if there is no surviving spouse, the estate of the Participant, shall be deemed to be the sole Beneficiary. If multiple beneficiaries have been designated and one or more of the Beneficiaries predecease the Participant, then upon the Participant’s death, payment shall be made exclusively to the surviving Beneficiary or Beneficiaries unless the Participant’s designation specifies an alternate method of distribution. Further, in the event that the Committee is uncertain as to the identity of the Participant’s Beneficiary, the Committee may deem the estate of the Participant to be the sole Beneficiary. Beneficiary designations shall be in writing (or in such other form as authorized by the Committee for this purpose, which may include on-line designations), shall be filed with the Committee or its delegate, and shall be in such form as the Committee may prescribe for this purpose.
     (d) Board: The Board of Directors of the Company.
     (e) Code: The Internal Revenue Code of 1986, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Code shall be deemed to include reference to any successor provision thereto.
     (f) Committee: The Organization and Compensation Committee of the Board.
     (g) Company: Visteon Corporation, or any successor thereto.
     (h) Covered Employment Classification: The employment positions classified by the Company (or by a Participating Affiliate with the consent of the Company) as Leadership Levels One, Two, Three, Four, Five, Corporate Officer, Executive Leader, Senior Leader, or Senior Manager/Senior Specialist.
     (i) Deferrals: An amount credited, in accordance with a Participant’s election under Article III or as directed by the Committee, to the Participant’s Account in lieu of the payment of an equal amount of cash compensation to the Participant. All Deferrals under the Plan relate to periods prior to January 1, 2006. No Deferrals have been made or are permitted after December 31, 2005.
     (j) Employee: A person who is (i) classified by a Participating Employer as a common law employee enrolled on the active employment rolls of the Participating Employer, and (ii) regularly employed by the Participating Employer on a salaried basis (as distinguished from an individual receiving a pension, retirement allowance, severance pay, retainer, commission, fee under a contract or other arrangement, or hourly, piecework or other wage).
     (k) ERISA: The Employee Retirement Income Security Act of 1974, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of ERISA shall be deemed to include reference to any successor provision thereto.
     (l) Exchange Act: The Securities Exchange Act of 1934, as interpreted by regulations and rules issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Exchange Act shall be deemed to include reference to any successor provision thereto.
     (m) Incentive Plan: The Visteon Corporation 2004 Incentive Plan, as amended, (including for this purpose any predecessor or transitional short-term or long-term incentive compensation program in effect for periods prior to January 1, 2001), the Visteon Corporation Employees’ Equity Incentive Plan, or any other incentive plan or plans that is subsequently adopted by the Company as a successor thereto.
     (n) Investment Options: Subject to Section 4.04, the hypothetical investment accounts that the Committee may from time to time establish, which may, but need not, be based upon one or more of the investment options available under the Visteon Investment Plan. The Committee may determine to discontinue any previously established Investment Option, may make an Investment Option available only for reallocations or transfer of Account balances out of it, and may determine the timing for any applicable “sunset” period.
     (o) Participant: An Employee who satisfies the participation requirements of Section 2.01 and, where the context so requires, a former Employee entitled to receive a benefit hereunder.
     (p) Participating Employer: The Company, Visteon Systems LLC, Visteon Global Technologies, Inc., and each other subsidiary a majority of the voting stock of which is owned directly or indirectly by the Company, or a limited liability company a majority of the membership interest of which is owned directly or indirectly by the Company, that with the consent of the Committee, participates in the Plan for the benefit of one or more Participants in its employ.
     (q) Plan: The Visteon Corporation Deferred Compensation Plan, as amended and in effect from time to time.

     (r) Separation from Service: The date on which a Participant terminates employment from the Company and all Affiliates, provided that (1) such termination constitutes a separation from service for purposes of Code Section 409A, and (2) the facts and circumstances indicate that the Company (or the Affiliate) and the Participant reasonably believed that the Participant would perform no further services (either as an employee or as an independent contractor) for the Company (or the Affiliate) after the Participant’s termination date, or believed that the level of services the Participant would perform for the Company (or the Affiliate) after such date (either as an employee or as an independent contractor) would permanently decrease such that the Participant would be providing insignificant services to the Company or an Affiliate. For this purpose, a Participant is deemed to provide insignificant services to the Company or an Affiliate, and thus to have incurred a bona fide Separation from Service, if the Participant provides services at an annual rate that is less than twenty percent (20%) of the services rendered by such Participant, on average, during the immediately preceding thirty-six (36) months of employment (or his or her actual period of employment if less). Notwithstanding the foregoing, if a Participant takes a leave of absence from the Company or an Affiliate for the purpose of military leave, sick leave or other bona fide leave of absence, the Participant’s employment will be deemed to continue for the first six (6) months of the leave of absence, or if longer, for so long as the Participant’s right to reemployment is provided either by statute or by contract; provided that if the leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than six (6) months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, the leave may be extended for up to twenty-nine (29) months without causing a Separation from Service.
     (s) Visteon Common Stock: The common stock of the Company.
     (t) Visteon Investment Plan: The Visteon Investment Plan, as amended and in effect from time to time.
     (u) Visteon Stock Units: The hypothetical shares of Visteon Common Stock. To the extent that a cash dividend would have been payable with respect to the Visteon Stock Units had the Units been actual shares of Visteon Common Stock, the amount of the cash dividend shall be converted into additional Visteon Stock Units and credited to the Participant’s Account as such and shall be distributable at the same time and in the same form as are distributed the Visteon Stock Units on which the dividend equivalent credit is based..
     Section 1.02. Construction and Applicable Law.
     (a) Wherever any words are used in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are use in the singular or the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. Titles of articles and sections are for general information only, and the Plan is not to be construed by reference to such items.
     (b) This Plan is intended to be a plan of deferred compensation maintained for a select group of management or highly compensated employees as that term is used in ERISA, and shall be interpreted so as to comply with the applicable requirements thereof. In all other respects, the Plan is to be construed and its validity determined according to the laws of the State of Michigan to the extent such laws are not preempted by federal law. In case any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, but the Plan shall, to the extent possible, be construed and enforced as if the illegal or invalid provision had never been inserted.

ARTICLE II. PARTICIPATION
     Section 2.01. Eligibility.
          Participation is limited to those Employees who (a) were employed in a Covered Employment Classification, or who were specifically designated for participation by the Committee, and (b) who made or received Deferrals with respect to periods of employment prior to January 1, 2006. Effective January 1, 2006, no additional Employee shall become a Participant in the Plan.

ARTICLE III. DEFERRALS
     Section 3.01. Deferrals.
          The Plan is limited to Deferrals made by or on behalf of Participants with respect to periods prior to January 1, 2006. No Deferrals are permitted with respect to periods after December 31, 2005.

ARTICLE IV. ACCOUNTING AND HYPOTHETICAL INVESTMENT
     Section 4.01. Accounting.
          A Participant Account balance at any point in time shall be equal to:
     (a) the bookkeeping amount (if any) credited to the Participant as of June 30, 2000 under the Ford Motor Company Deferred Compensation Plan and transferred in book entry form to this Plan; plus
     (b) any Deferrals credited to the Participant’s Account on or after July 1, 2000 and prior to January 1, 2006, plus (or minus)
     (c) increases (or decreases) in value, as the case may be, to reflect deemed investment gain or loss that would have occurred had the Participant’s Account been invested in accordance with Sections 4.02, 4.03 and 4.04 below; minus
     (d) any distributions from the Account.
     Section 4.02. Hypothetical Investment of Participant Accounts.
          In accordance with rules prescribed by the Committee, each Participant shall designate, in writing or in such other manner as the Committee may prescribe, how his or her Account is to be credited among the Investment Options. When selecting more than one Investment Option, the Participant shall designate, in whole multiples of 1% or such other percentage determined by the Committee, the percentage of his or her Deferrals to be credited to each Investment Option. A Participant’s election shall remain in effect unless and until modified by a subsequent election that becomes effective in accordance with the rules established by the Committee. Other than a reallocation of a Participant’s Account pursuant to a revised investment election submitted by the Participant, the deemed investment allocation of a Participant will not be adjusted on account of differences in the investment return realized by the various Investment Options that the Participant has designated.

     Section 4.03. Deemed Investment Gain or Loss.
          On a daily basis or such other basis as the Committee may prescribe, the Account of each Participant will be credited (or charged) based upon the investment gain (or loss) that the Participant would have realized with respect to his or her Account had the Account been invested in accordance with the terms of the Plan and any investment reallocation elections made by the Participant. Unless otherwise determined by the Committee, where an Investment Option is also an available investment option under the Visteon Investment Plan, the methodology for valuing the Investment Option under this Plan and for calculating amounts to be credited or debited or other adjustments to any Account with respect to that Investment Option shall be the same as the methodology used for valuing the corresponding investment option under the Visteon Investment Plan.
     Section 4.04. Accounts are For Record Keeping Purposes Only.
          Plan Accounts and the record keeping procedures described herein serve solely as a device for determining the amount of benefits accumulated by a Participant under the Plan, and shall not constitute or imply an obligation on the part of a Participating Employer to fund such benefits. In any event, a Participating Employer may, in its discretion, set aside assets equal to part or all of such account balances and invest such assets in Visteon Common Stock, life insurance or any other investment deemed appropriate. Any such assets shall be and remain the sole property of the Participating Employer, and a Participant shall have no proprietary rights of any nature whatsoever with respect to such assets.

ARTICLE V. DISTRIBUTIONS
     Section 5.01. Distribution of Account.
     (a) Subject to subsection (c) below, each Participant made a distribution election with respect to each Deferral to this Plan. With respect to Deferrals originally made to the Ford Motor Company Deferred Compensation Plan that were transferred to this Plan effective July 1, 2000, the Participant’s distribution election with respect to each such Deferral made under the Ford Motor Company Deferred Compensation Plan and in effect as of June 30, 2000, shall be the Participant’s distribution election with respect to each such Deferral under this Plan unless such distribution election has been superseded by a revised distribution election made under this Plan.
     (b) In December, 2007, a Participant who at that time was actively employed by the Company or an Affiliate was permitted to revise his or her distribution election with respect to the Deferrals made in any Plan Year, provided that a revised distribution election made during calendar years 2006 or 2007 with respect to the Deferrals made in any Plan Year will not be given effect, and the Participant’s immediately prior valid distribution election with respect to such Deferral will continue in effect, if the revised election would operate to cause amounts that would otherwise be distributable in the year in which the revised distribution election is made to be deferred for distribution in a subsequent calendar year, or to cause amounts that would otherwise be distributable in a subsequent calendar year to become distributable in the year in which the revised election is made. In the case of a Participant who terminated employment with the Company and its Affiliates prior to December 31, 2007, the Participant’s distribution elections as in effect at the Participant’s termination of employment shall be irrevocable. In the case of a Participant who was actively employed on December 31, 2007, the Participant’s distribution elections as in effect on December 31, 2007 shall be irrevocable.
     (c) Distribution of a particular Deferral is “triggered” by the earlier to occur of the Participant’s Separation from Service (applicable to all Participants) or the date selected by the Participant for distribution of that Deferral (applicable if the Participant selected a particular year for distribution of the Deferral). Accordingly, except as otherwise provided in Section 5.02 or 7.07, distribution of the portion of the Participant’s Account that is attributable to a Deferral shall be made as follows:

(i)	If the Participant elected distribution with respect to a particular Deferral with distribution to occur in a specific year, and if the Participant has not incurred a Separation from Service prior to the first day of such calendar year, i.e., distribution is “triggered” by the occurrence of the stated date rather than by the Participant’s Separation from Service, the Participant shall receive a single sum as soon as practicable following March 15 of the year selected by the Participant for distribution with respect to the particular Deferral;

(ii)	If distribution is “triggered” by the Participant’s Separation from Service and such Separation from Service occurs prior to the Participant’s attainment of age 55 with 10 or more years of service, the Participant shall receive a single sum distribution with respect to the particular Deferral on the first day of the seventh month following the Participant’s Separation from Service, notwithstanding any prior selection by the Participant of a subsequent year for distribution or a different form of distribution;

(iii)	If distribution is “triggered” by the Participant’s Separation from Service and such Separation from Service occurs on or after attainment of age 55 with 10 or more years of service, the Participant shall receive distribution with respect to the particular Deferral in the form (single sum or installment) elected by the Participant. The single sum distribution (or the first installment of the installment distribution) will be made on the first day of the seventh month following the Participant’s Separation from Service. In the case of an installment distribution, subsequent installments will be distributed as soon as practicable following March 15 of each subsequent calendar year (after the calendar year in which the first installment is distributed) as necessary in order to complete the number of annual installments (not to exceed ten) as were selected by the Participant with respect to the particular Deferral;

(iv)	If the Participant dies, either before distribution with respect to a Deferral has begun or with respect to the undistributed portion of a Deferral for which the Participant has elected an installment distribution, the Participant’s Beneficiary shall receive a single sum distribution with respect to the particular Deferral as soon as practicable following March 15 of the calendar year following the calendar year in which occurs the Participant’s death, notwithstanding any prior selection by the Participant of a subsequent year for distribution or a different form of distribution.
     (d) If installment distributions are payable, the amount of the first installment will be an amount determined by dividing the value of the Participant’s Account or part thereof relating to a particular Deferral, as of the applicable valuation date as determined below, by the number of installments selected by the Participant. Each subsequent distribution will be an amount determined by dividing the value of the Participant’s Account or part thereof relating to a particular Deferral, as of the applicable valuation date as determined below, by the number of remaining installment payments under the method selected by the Participant. Except for installment distributions under clause (iii) of subsection (c) above, all distributions shall be in the form of a lump sum payment. Unless otherwise determined by the Committee, the Account or part thereof relating to a particular Deferral shall be valued, for purposes of the distribution, as of (i) the close of business on March 15 (in the case of a distribution to be made as soon as practicable following March 15) or the next preceding day for which valuation information is available, or (ii) in the case of any other distribution, the valuation date immediately prior to the date of payment.
     Section 5.02. Hardship Distributions.
          At the written request of a Participant, the Committee, in its sole discretion, may authorize distribution of all or any part of the Participant’s Account prior to his or her scheduled distribution date or dates, or accelerate payment of any installment payable with respect to any Deferral, upon a showing of unforeseeable emergency by the Participant. For purposes of this Section, “unforeseeable emergency” shall mean severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent

(as defined in Internal Revenue Code Section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Withdrawals of amounts because of unforeseeable emergency shall only be permitted only if, as determined in accordance with regulations published by the Secretary of the Treasury, the amounts distributed with respect to the emergency do not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets to the extent the liquidation of such assets would not itself cause severe financial hardship. Examples of what are not considered to be unforeseeable emergencies include the need to send a Participant’s child to college or the desire to purchase a home. The Committee shall determine the applicable distribution date and the date as of which the amount to be distributed shall be valued with respect to any financial hardship withdrawal or distribution.

ARTICLE VI. RULES WITH RESPECT TO VISTEON COMMON STOCK AND
VISTEON STOCK UNITS
     Section 6.01. Transactions Affecting Visteon Common Stock.
          In the event of any merger, share exchange, reorganization, consolidation, recapitalization, stock dividend, stock split or other change in corporate structure of the Company affecting Visteon Common Stock, the Committee shall make appropriate equitable adjustments with respect to the Visteon Stock Units (if any) credited to the Account of each Participant, including without limitation, adjusting the number of such Units or the date as of which such units are valued and/or distributed, as the Committee determines is necessary or desirable to prevent the dilution or enlargement of the benefits intended to be provided under the Plan.
     Section 6.02. No Shareholder Rights With Respect to Visteon Stock Units.
          Participants shall have no rights as a stockholder pertaining to Visteon Stock Units credited to their Accounts.

ARTICLE VII. GENERAL PROVISIONS
     Section 7.01. Administration.
     (a) Subject to subsection (b) below, the Committee shall administer and interpret the Plan. To the extent necessary to comply with applicable conditions of Rule 16b-3, the Committee shall consist of not less than two members of the Board, each of whom is also a director of the Company and qualifies as a “non-employee director” for purposes of Rule 16b-3. If at any time the Committee shall not be in existence or not be composed of members of the Board who qualify as “non-employee directors”, then all determinations affecting Participants who are subject to Section 16 of the Exchange Act shall be made by the full Board, and all determinations affecting other Participants shall be made by the Board or an officer appointed by the Board.
     (b) Subject to such limits as the Committee may from time to time prescribe or such additional or contrary delegations of authority as the Committee may prescribe, the Company’s Director of Compensation and Benefits may exercise any of the authority and discretion granted to the Committee hereunder, provided that (i) the Director of Compensation and Benefits shall not be authorized to amend the Plan, (ii) the Director of Compensation and Benefits shall not exercise authority and responsibility with respect to non-ministerial functions that relate to the participation by Participants who are subject to Section 16 of the Exchange Act at the time any such delegated authority or responsibility otherwise would be exercised, or that relates to the participation in the Plan by the Director of Compensation and Benefits. To the extent that the Director of Compensation and Benefits is authorized to act on behalf of the Committee, any references herein to the Committee shall be also be deemed references to the Director of Compensation and Benefits.
     (c) The Committee (or where applicable in accordance with subsection (b) above, the Director of Compensation and Benefits) may adopt and modify rules and regulations relating to the Plan as it deems necessary or advisable for the administration of the Plan. The Committee (or where applicable in accordance with subsection (b) above, the Director of Compensation and Benefits) shall have the discretionary authority to interpret and construe the Plan, to make benefit determinations under the Plan, and to take all other actions that may be necessary or appropriate for the administration of the Plan. Each determination, interpretation or other action made or taken pursuant to the provisions of the Plan by the Committee shall be final and shall be binding and conclusive for all purposes and upon all persons, including, but without limitation thereto, the Company, its stockholders, the Participating Employers, the directors, officers, and employees of the Company or a Participating Employer, the Plan participants, and their respective successors in interest.
     Section 7.02. Restrictions to Comply with Applicable Law.
          Notwithstanding any other provision of the Plan, the Company shall have no liability to make any payment under the Plan unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity. In addition, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act. The Committee may take such action as the Committee deems appropriate so that transactions under the Plan will be exempt from Section 16 of the Exchange Act, and shall have the right to restrict or prohibit any transaction to the extent it deems such action necessary or desirable for such exemption to be met.
     Section 7.03. Claims Procedures.
     (a) Claim for Benefits. Any Participant or Beneficiary (hereafter referred to as the “claimant”) under this Plan who believes he or she is entitled to benefits under the Plan in an amount greater than the amount received may file, or have his or her duly authorized representative file, a claim with the Committee, not later than ninety (90) days after the payment (or first payment) is made (or should have been made) in accordance with the terms of the Plan or in accordance with regulations issued by the Secretary of the Treasury under Code Section 409A. Any such claim shall be filed in writing stating the nature of the claim, and the facts supporting the claim, the amount claimed and the name and address of the claimant. The Committee shall consider the claim and answer in writing stating whether the claim is granted or denied. If the Committee denies the claim, it shall deliver, within one hundred thirty-five (135) days of the date the first payment was made (or should have been made) in accordance with the terms of the Plan or in accordance with regulations issued by the Secretary of the Treasury under Code Section 409A, a written notice of such denial decision. If the claim is denied in whole or in part, the claimant shall be furnished with a written notice of such denial containing (i) the specific reasons for the denial, (ii) a specific reference to the Plan provisions on which the denial is based, (iii) an explanation of the Plan’s appeal procedures set forth in subsection (b) below, (iv) a description of any additional material or information which is necessary for the claimant to submit or perfect an appeal of his or her claim, and (v) an explanation of the Participant’s or Beneficiary’s right to bring suit under ERISA following an adverse determination upon appeal.
     (b) Appeal. If a claimant wishes to appeal the denial of his or her claim, the claimant or his or her duly authorized representative shall file a written notice of appeal to the Committee within 180 days after the payment (or first payment) is made (or should have been made) in accordance with the terms of the Plan or in accordance with regulations issued by the Secretary of the Treasury under Code Section 409A. In order that the Committee may expeditiously decide such an appeal, (ii) a specific reference to the Plan provisions on which the appeal is based, (iii) a statement of the arguments and authority (if any) supporting each ground for appeal, and (iv) any other pertinent documents or comments which the appellant desires to submit in support of the appeal. The Committee shall decide the appellant’s appeal within 60 days of its receipt of the appeal (or 120 days if additional time is needed and the claimant is notified of the extension, the reason therefor and the expected date of determination prior to the commencement of the extension). The Committee’s written decision shall contain the reasons for the decision and reference to the Plan provisions on which the decision is based. If the claim is denied in whole or in part, such written decision shall also include notification of the claimant’s right to bring suit for benefits under Section 502(a) of ERISA and the claimant’s right to obtain, upon request and free of charge, reasonable access to and copies of all documents, records or other information relevant to the claim for benefits.
     Section 7.04. Participant Rights Unsecured.
     (a) Unsecured Claim. The right of a Participant or his Beneficiary to receive a distribution hereunder shall be an unsecured claim, and neither the Participant nor any Beneficiary shall have any rights in or against any amount credited to his Account or any other specific assets of a Participating Employer. The right of a Participant or Beneficiary to the payment of benefits under this Plan shall not be assigned, encumbered, or transferred, except by will or the laws of descent and distribution. The rights of a Participant hereunder are exercisable during the Participant’s lifetime only by him or his guardian or legal representative.
     (b) Contractual Obligation. The Company may authorize the creation of a trust or other arrangements to assist it in meeting the obligations created under the Plan. However, any liability to any person with respect to the Plan shall be based solely upon any contractual obligations that may be created pursuant to the Plan. No obligation of a Participating Employer shall be deemed to be secured by any pledge of, or other encumbrance on, any property of a Participating Employer. Nothing contained in this Plan and no action taken pursuant to its terms shall create or be construed to create a trust of any kind, or a fiduciary relationship between a Participating Employer and any Participant or Beneficiary, or any other person.
     Section 7.05. Withholding.
          The Company shall withhold from any benefit payment amounts required to be withheld for Federal and State income and other applicable taxes. No later than the date as of which an amount first becomes includible in the income of the Participant for employment tax purposes, the Participant shall pay or make arrangements satisfactory to the Company regarding the payment of any such tax. In addition, if prior to the date of distribution of any amount hereunder, the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2), where applicable, becomes due, the Company may direct that the Participant’s benefit be reduced to reflect the amount needed to pay the Participant’s portion of such tax.
     Section 7.06. Amendment or Termination of Plan.
     (a) There shall be no time limit on the duration of the Plan. However, the Company, by action of the Senior Vice President – Human Resources, may at any time or for any reason amend or terminate the Plan; provided, that the Committee shall have the exclusive amendment authority with respect to any amendment that, if adopted, would increase the benefit payable to the Senior Vice President – Human Resources by more than a de minimis amount; and provided further, that any termination of the Plan shall be implemented in accordance with the requirements of Code Section 409A. No amendment or termination may reduce or eliminate any

Account balance accrued to the date of such amendment or termination (except as such Account balance may be reduced as a result of investment losses allocable to such Account).
     (b) In the event that the Internal Revenue Service publishes rules, regulations or other guidance (whether in proposed, temporary or final form) governing the administration and operation of deferred compensation plans, including, without limitation, rules or guidance regarding Participant elections and the distribution of benefits, the Company’s Director of Compensation and Benefits may adopt one or more amendments to the Plan that the Director of Compensation and Benefits determines to be necessary or desirable taking into account the rules, regulations or other guidance published by the Internal Revenue Service.
     Section 7.07. Deduction from Distributions.
          Anything contained in the Plan notwithstanding, a Participating Employer may deduct from any distribution hereunder, at the time payment is otherwise due and payable under the Plan, all amounts owed to the Company or a Participating Employer by the Participant for any reason, or a Participating Employer may offset any amounts owing to it or an Affiliate by the Participant for any reason against the Participant’s benefit, whether or not the benefit is then payable, up to the maximum amount that may be offset without violating Code Section 409A.
     Section 7.08. No Assignment of Benefits.
          No rights or benefits under the Plan shall, except as otherwise specifically provided by law, be subject to assignment (except for the designation of beneficiaries pursuant to subsection (c) of Section 1.01), nor shall such rights or benefits be subject to attachment or legal process for or against a Participant or his or her Beneficiary.
     Section 7.09. Administrative Expenses.
          Costs of establishing and administering the Plan will be paid by the Participating Employers.

     Section 7.10. Successors and Assigns.
          This Plan shall be binding upon and inure to the benefit of the Participating Employers, their successors and assigns and the Participants and their heirs, executors, administrators, and legal representatives.
     Section 7.11. Designated Payment Dates.
          Whenever a provision of this Plan specifies payment to be made on a particular date, the payment will be treated as having been made on the specified date if it is made as soon as practicable following the designated date, provided that (a) the Participant is not permitted, either directly or indirectly, to designate the taxable year of payment and (b) payment is made no later than the 15th day of the third calendar month following the designated payment date.
     Section 7.12. Permitted Delay in Payment.
          If a distribution required under the terms of this Plan would jeopardize the ability of the Company or of an Affiliate to continue as a going concern, the Company or the Affiliate shall not be required to make such distribution. Rather, the distribution shall be delayed until the first date that making the distribution does not jeopardize the ability of the Company or of an Affiliate to continue as a going concern. Further, if any distribution pursuant to the Plan will violate the terms of Federal securities law or any other applicable law, then the distribution shall be delayed until the earliest date on which making the distribution will not violate such law.
     Section 7.13. Disregard of Six Month Delay.
          Notwithstanding anything herein to the contrary, if at the time of a Participant’s Separation from Service, the stock of the Company or any other related entity that is considered a “service recipient” within the meaning of Section 409A of the Code is not traded on an established securities market or otherwise, then the provision of the Plan requiring that payments be delayed for six months following Separation from Service shall cease to apply. In such event, in the case of a benefit payment of which is triggered by the Participant’s Separation from Service, the lump sum payment of a Participant’s benefit shall be made within 90 days following the Participant’s Separation from Service.

VISTEON CORPORATION

Dorothy L. Stephenson
Senior Vice President, Human Resources

December 18, 2008

Date

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